APPENDIX A
                                  FORM OF
                    INVESTMENT MANAGEMENT AGREEMENT
         AGREEMENT made this 4th day of April, 1994 between The Laurel Funds, Inc., a Maryland corporation (hereinafter referred to as the "Investment Company"), on behalf of the investment portfolios (individually a "Fund", collectively the "Funds") listed hereto as Exhibit A, and Mellon Bank, N.A., a national banking corporation (hereinafter referred to as the "Adviser").
         WHEREAS, the Investment Company is engaged in business as an open-end management company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and
         WHEREAS, the Investment Company is authorized to issue shares of common stock ("Shares") in separate funds with each such fund representing the interests in a separate portfolio of securities and other assets; and
         WHEREAS, the Investment Company currently offers shares of common stock in the Funds, listed in Exhibit A, established by the Investment Company with respect to which the Investment Company desires to retain the Adviser to render investment advisory services hereunder and the Adviser is willing so to do; and
         WHEREAS, the Investment Company desires for the Adviser to provide or otherwise arrange for the provision of other services for the Funds, including custody, transfer agency, administrative, accounting, legal, audit and similar services.
         NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
1.      NAME OF INVESTMENT COMPANY.
         The Adviser consents to the use by the Investment Company of the name "The Laurel Funds, Inc." so long as this Agreement or an extension, renewal or amendment thereof remains in effect, including any such agreements with any organization which shall have succeeded to the business of the Adviser. The Trust agrees that if and when no such agreement is in effect it will cease to use that name or any name indicating that it is advised by or otherwise associated with the Adviser.
2.      APPOINTMENT OF ADVISER.
         (a) The Investment Company hereby appoints the Adviser to act as investment adviser to each of the Funds for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
         (b) In the event that the Investment Company establishes one or more Funds other than the Funds with respect to which it desires to retain the Adviser to render investment advisory services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services it shall notify the Investment Company in writing whereupon each of such funds shall become a Fund hereunder and the compensation payable by such Funds to the Adviser will be as agreed in writing at the time.
3.      DUTIES OF THE ADVISER.
         (a) The Adviser shall supervise the investments of the Funds, maintain a continuous investment program for each Fund, determine what securities shall be purchased or sold by each Fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.
         (b) The Adviser shall also provide or arrange for and supervise the provision of by third parties. Fund's custody, transfer agency, administrative, accounting, legal, audit and similar services.
         (c) The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Investment Company or any Fund thereof the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of
        Page A-1
the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Fund and/or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer _ viewed in terms of that particular transaction or in terms of all of accounts over which investment discretion is so exercised.
         (d) All of the functions undertaken by the Adviser hereunder shall at all times be subject to any directions of the Board of Directors of the Investment Company, its committees or officers of the Investment Company acting under the authority of the Board of Directors.

         (e) The Adviser may enter into sub-advisory agreements, as approved by the Board of Directors. Any sub-adviser appointed pursuant to a sub-advisory agreement shall have full investment discretion and shall make all determinations with respect to the investment of a Fund's assets assigned to the sub-adviser and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision. The Adviser shall not be responsible or liable for the investment merits of any decision by a sub-adviser to purchase, hold or sell a security for a Fund. The Adviser shall research and evaluate sub-advisers and shall advise the Board of Directors of sub-advisers which the Adviser believes are best-suited to invest the assets of each Fund; shall monitor and evaluate the investment performance of each Sub-Adviser employed by the Investment Company; and shall compensate the sub-adviser.

4.      COMPENSATION OF THE ADVISER.
         (a) The Investment Company agrees to pay to the Adviser, and the Adviser agrees to accept as full compensation for the services and facilities provided by the Adviser hereunder with respect to each of the
Funds of the Investment Company, a fee computed daily and payable monthly at the annual rates applied to the average daily net assets of the applicable Funds as set forth in Exhibit A attached hereto and incorporated herein, less, in the case of each Fund, its allocable portion of the accrued fees and expenses (including counsel fees) of the non-interested Directors of the Investment Company.
         In case of termination of this Agreement with respect to any Funds during any month, the fee with respect to such Funds for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average net assets of such Funds for the business days during which it is so in effect.
         The fees payable under this Agreement shall be calculated by applying 1/365ths of the annual rate to the net assets of each Fund each day, such net assets to be determined as of the close of business on that day or that last previous business day, and shall be accrued daily.
         (b) The Adviser will pay all of the Investment Company's expenses, including the fees and other charges of third-party service providers engaged pursuant to paragraph 3(a) or (b) above, except interest, taxes, brokerage commissions, Rule 12b-1 distribution fees and expenses, fees and expenses of the non-interested directors (including counsel fees), and extraordinary expenses. The Adviser will provide the Investment Company with all physical facilities and personnel required to carry on the business of the Investment Company, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software, and salaried and hourly paid personnel. The Adviser may at its own expense employ others to provide all or any part of such facilities and personnel.
5.      LIMITATION OF LIABILITY OF ADVISER.
         The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company or any Funds in connection with the performance of its obligations under this Agreement; but nothing herein contained shall be construed to protect the Adviser against any liability to the Investment Company by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under the Agreement.
6.      COVENANTS OF THE ADVISER.
         All functions undertaken by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (i) the Investment Company Act of 1940, and any rules and regulations promulgated thereunder;
(ii) any other applicable provisions of law; (iii) the Articles of Incorporation as amended from time to time, (iv) the By-Laws of the Investment Company as amended from time to time; and (v) the registration statement of the Investment Company, as amended from time to time, filed under the Securities Act of 1933 and the Investment Company Act of 1940.
     Page A-2
7.      DURATION AND TERMINATION OF THIS AGREEMENT.
         (a) This Agreement shall become effective with respect to the Funds on the date hereof and, with respect to any additional Fund, on the date of receipt by the Investment Company of notice from the Adviser in accordance with paragraph 2(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to each Fund added to the Investment Company pursuant to paragraph 2(b), for two years from the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually, (a) by either the Directors of the Investment Company or by vote of a majority of the outstanding voting Shares (as defined in the 1940 Act) of such Fund, and (b) in either event by the vote of a majority of the Directors of the Investment Company who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
         Any approval of this Agreement by the holders of a majority of the outstanding Shares (as defined in the 1940 Act) of any Funds shall be effective to continue this Agreement with respect to any such Funds notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding Shares of any other Funds affected thereby, and (b) that this Agreement has not been approved by the vote of a majority of the outstanding Shares of the Investment Company, unless such approval shall be required by any other applicable law or otherwise.
         (b) This Agreement may be terminated at any time, without payment of any penalty, by vote of the Directors of the Investment Company or by vote of a majority of the outstanding Shares (as defined in the 1940 Act), or by the Adviser on sixty (60) days' written notice to the other party.
         (c) This Agreement shall automatically and immediately terminate in the event of its assignment.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year above written.
                                             THE LAUREL FUNDS, INC.

                                             By:_____________________________
                                                 Name:  Lynn C. Anderson
                                                 Title: Chairman of the Board,
                                                 and President

                                              MELLON BANK, N.A.

                                              By:_____________________________
                                                 Name: David Mossman
                                                 Title: F.V.P.





                                 AMENDED

                                EXHIBIT A



Investment Portfolio                                Investment Management Fee
--------------------                                -------------------------

Dreyfus Money Market Reserves                                    0.50%
Dreyfus U.S. Treasury Reserves                                   0.50%
Dreyfus Municipal Reserves                                       0.50%
Dreyfus Disciplined Stock Fund                                   0.90%
Premier Limited Term Income Fund                                 0.60%
Dreyfus Institutional Prime Money Market Fund                    0.15%
Dreyfus Institutional Government Money Market Fund               0.15%
Dreyfus Institutional U.S. Treasury Money Market Fund            0.15%
Dreyfus Institutional U.S. Treasury Only Money Market Fund       0.15%
Dreyfus Institutional Short-Term Bond Fund                       0.20%
Ginnie Mae Portfolio                                             0.60%
Tactical Asset Allocation Portfolio                              0.65%
Dreyfus Institutional S&P 500 Stock Index Fund                   0.20%
Dreyfus Disciplined Midcap Stock Fund                            1.10%
Premier Balanced Fund                                            1.00%
Dreyfus Bond Market Index Fund                                   0.40%
Dreyfus European Fund                                            1.75%
Dreyfus Equity Income Fund                                       0.90%
Dreyfus Short Term Government Securities Fund                    0.55%
Premier Small Company Stock Fund                                 1.25%
Wilshire 4500 Stock Index Fund                                   0.50%
Dreyfus International Equity Allocation Fund                     1.50%
Dreyfus Disciplined Intermediate Bond Fund                       0.55%